Berliner Allee 59

40212 Düsseldorf

Postfach 10 14 64

40005 Düsseldorf

July 1, 2011

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 27, 2011, to be filed by our former client, Artificial Life, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/ BDO AG Wirtschaftsprüfungsgesellschaft_____

BDO AG Wirtschaftsprüfungsgesellschaft

BDO is the brand name for the BDO network and for each of the BDO Member Firms.